UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  07/30/2004

HUTTIG BUILDING PRODUCTS , INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-14982

DE	43-0334550
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

555 Maryville University Drive Suite 240
St. Louis, MO 63141
(Address of Principal Executive Offices, Including Zip Code)

314-216-2600
(Registrant’s Telephone Number, Including Area Code)

Items to be Included in this Report

Item 5.    Other events and Regulation FD Disclosure

On July 30, 2004, Huttig Building Products, Inc. announced that it had entered into a definitive agreement to sell substantially all of the assets of its American Pine Products manufacturing business, located in Prineville, Oregon, to Woodgrain Millwork, Inc. for approximately $13.8 million, with proceeds to be used to pay down debt. The transaction is expected to close on August 2, 2004. Huttig and Woodgrain will also enter into a supply agreement under which Huttig will purchase mouldings, doors, windows, door frames and other millwork products from Woodgrain for a period of five years. Huttig also reported that petroleum hydrocarbons and pentachlorophenol were discovered in soil and groundwater at the Prineville facility, that it is conducting a preliminary assessment of the scope of contamination and potential required remediation, and that it has agreed to lease the facility to Woodgrain until the Oregon Department of Environmental Quality decides that no further action will be required, at which time Woodgrain has agreed it would purchase the facility.

A copy of the press release announcing the sale is attached hereto as Exhibit 99.1.

Item 7.    Financial statements and exhibits

(c) Exhibits.

99.1 Press release dated July 30, 2004.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

HUTTIG BUILDING PRODUCTS , INC.

Date: July 30, 2004.	By:	/s/ Thomas S. McHugh
Thomas S. McHugh
Vice President - Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated July 30, 2004.